EXHIBIT 10.1

                               EMPLOYMENT CONTRACT
                                  PRESIDENT AND
                             CHIEF EXECUTIVE OFFICER



AIR PACKAGING TECHNOLOGIES, INC. a Delaware corporation located at 25620 Rye Canyon Road, Valencia, California 91355 (the "Employer) and DONALD OCHACHER, a California resident whose address is 533 N. Sweetzer Avenue, West Hollywood, California 90048 (the "Employee"), in consideration of the mutual promises contained herein, agree as follows:

1. Employee has been employed as the President and Chief Executive Officer of the Employer since June, 1999. Employer and Employee consider it in their mutual best interests that Employee's employment be committed to written agreement on the terms and conditions set forth herein to assure Employee's continued availability as President and Chief Executive Officer of Employer and in such other capacity as the parties shall mutually upon.

2. Employer hereby employs Employee and Employee hereby accepts employment with Employer for the term of employment set forth in paragraph 11 of this Agreement.

3. Employee shall serve as the President and Chief Executive Officer of Employer at its offices in Valencia, California from the date hereof until December 31, 2002. Thereafter if requested by Employer, Employee shall resign as President and Chief Executive Officer and assume an executive position with Employer, the exact title and specific duties to be determined but to be consistent with Employee's executive status. For purposes of this agreement, such new position shall be referred to as Employee's "New Executive Position". Employee agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all of the duties and obligations required of him either expressly or implicitly by the terms of this Agreement. It is understood by the parties that Employee's New Executive Position shall not be a full time position but instead shall require Employee to devote approximately half-time to his duties to Employer.

4. As compensation for the services to be rendered by Employee hereunder, Employer shall pay Employee an annual salary during the term of this Agreement of $130,000 to be payable monthly while Employee serves as President and Chief Executive Officer. At the present time, in order to conserve cash, the amount of cash compensation being paid employee's salary has been reduced by 25% along with all other executive employees with the difference being accrued as a liability to Employee on Employer's books. Employee agrees that such practice shall continue for so long as all of the executive employees are subject to the same treatment and the amount of the accrued liability to Employee shall be paid to Employee at such time as other executive employees are paid amounts due to them. At such time as Employee assumes his New Executive Position, he shall be paid at an annual rate of $60,000, to be paid monthly.

5. Employee shall be entitled to three weeks of paid vacation during each calendar year. Any vacation not taken by Employee (either prior or subsequent to the effective date of this Agreement) shall be added to vacation entitlement in future years.

6. Employee shall be entitled to 20 days of sick leave per year with full pay. Unused sick pay may be accumulated up to a total of 40 days and used at any time.

7. Employer shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in the course of his employment upon presentation of reasonable documentation.

8. Employer agrees to continue to include Employee and eligible members of Employee's family under Employer's group medical insurance. It is understood that Employee is age 65 and has therefore become eligible for Medicare insurance provided by the Federal Government. Employee agrees to cooperate with Employer to select the most economic coverage for himself which will not materially adversely affect his overall medical insurance protection. Employee agrees to reimburse Employer for one-half of the cost of such insurance protection commencing with the month of January 2003.

9. Employer agrees to continue to include Employee under any Employer's group term life insurance coverage it provides for all salaried employees on condition that Employee reimburse Employer for one-half the cost of such coverage commencing with the month of January 2003.

10. As an added incentive to Employee for entering into this Agreement, Employer hereby grants Employee the following stock options to purchase Employer common stock: options to purchase one million five hundred thousand shares of Employer's common stock exercisable at 10 cents per share for a period of three years from the date hereof. They shall expire three years after the date of this Agreement. Such options shall be subject to the normal adjustment in the event that Employer shall make major changes in its capital structure. The foregoing options shall vest immediately and shall be exercisable whether or not Employee is employed by Employer on the date of exercise. Employer shall be obligated to register the shares underlying such option within a reasonable time after Employee's written request. It is understood that Employer may not as of the date hereof have sufficient authorized but unissued shares to accommodate the granting of said option. Accordingly, Employer agrees to increase its authorized shares to permit the issuance of all of the shares of common stock underlying



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Employee's  option  within  a  reasonable  time  after  the  execution  of  this
Agreement. If Employer shall fail to do so or if prior to an increase of Employer's authorized shares, Employer shall agree to be acquired by another company, Employee shall have the right on written notice to Employer to require Employer to purchase all or any portion of such options at an amount equal to
(a) in the case of a failure to increase the authorized shares, the difference between the option price and 75% of the average of the closing bid price of the Company's common stock for the 20 business days prior to the date of Employee's written notice or (b) the difference, if any, between the option price and the price at which Employer's common stock is to be acquired. Anything in the foregoing paragraph to the contrary notwithstanding, Employee may not exercise the options granted pursuant to this paragraph if such option exercise would result in Employee owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.999%of the then issued and outstanding shares of Employer's Common Stock, including shares issuable upon exercise of the options issued under this paragraph. To ensure compliance with this paragraph, Employee shall be deemed to represent to Employer each time it delivers a notice exercising options granted under this paragraph or otherwise that such exercise has not violated the restriction set forth in this paragraph.

11. (A) The term of Employee's employment shall be as follows: (1) as President and Chief Executive Officer, 90 days or until terminated by the Board of Directors of Employer whichever shall last occur; and (2) for Employee's New Executive Position, not more than twenty-one months from the date on which he shall first assume such position. The 90 day period and twenty one month period shall together be referred to as the "Guaranteed Employment Period" which in no event shall exceed a total of twenty-four months. This Agreement shall thereafter be terminable by Employer's on thirty days prior written notice. It is understood that if Employer shall terminate this Agreement during the Guaranteed Employment Period for any reason, whether with or without cause, Employee shall be paid the amount of compensation to which he is entitled for the remainder of the Guaranteed Employment Period. Such amount shall be paid on the date of Employee's termination and, if not paid on such date, such amount shall bear interest at the rate of 8% per annum or the highest rate of interest which can be charged in the State of California, whichever shall be less.

       (B) This Agreement shall automatically terminate upon the death or disability of Employee such that he cannot fulfill his responsibilities under this Agreement for a period of twenty consecutive business days or forty business days within a one year period. In the event of such disability, Employer shall pay monthly to Employee, an amount equal to 50% of Employee's then monthly salary for a period of one year in addition to any other amounts due to Employee under this Agreement as of the date of his disability. In the event of Employee's death, Employer shall pay to Employee's estate, the amount of Employee's salary until his date of death plus any other compensation due to Employee under this Agreement and accrued as of his date of death.



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       (C) On the date of  termination,  Employer  shall also pay to Employee or his estate any other amounts to which Employee shall be entitled including but not limited to, unused vacation pay, sick pay or unreimbursed business expenses to which Employee shall be entitled as of the date of his death.

(12) Any and all notices or other communications required or permitted to be given under this Agreement shall be in writing to the parties at the addresses set forth in the introductory paragraph of this Agreement or to such other address as either party shall subsequently provide.

(13) This Agreement supersedes any and all other agreements between the parties with respect to employment relationship of Employee. Any modification of this Agreement will be effective only of in writing signed by the party to be charged. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition. If any provision of this Agreement shall be held to be invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless continue in full force and effect.

(14) If any legal action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to be reimbursed by the other party for his or its reasonable attorneys' fees, cost and necessary disbursements in addition to any other relief to which such party shall be entitled.

(15) This Agreement shall be binding upon the parties and their respective successors and assigns. In the event that Employer shall be acquired by any other company, regardless of the form of transaction, said acquiring company shall assume Employer's obligations under this Agreement.


       IN WITNESS WHEREOF, the parties have executed this Agreement as of the 1st day of October, 2002.


AIR PACKAGING TECHNOLIGIES, INC.

/s/                                               /s/ Donald M. Ochacher
---------------------------                       ------------------------------
                                                  DONALD M. OCHACHER